Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Phoenix Technologies Ltd.	Sapphire Investor Relations, LLC
David Eichler, CFO	Erica Mannion, IR
408-570-1319	212-766-1800
investors@phoenix.com	investor_relations@phoenix.com

PHOENIX TECHNOLOGIES, LTD. APPOINTS DALE FULLER TO

BOARD OF DIRECTORS

MILPITAS, Calif. –November 2, 2006 – Phoenix Technologies, Ltd. (NASDAQ:PTEC), the global market leader in core system software, today announced that Dale Fuller has been elected to the Company’s board of directors.

“We are very pleased to welcome Dale to our board as we strive to increase value for our shareholders,” said David Dury, chairman of the board. “This is a significant decision making period for the Company where the board will be called upon even more often to evaluate growth opportunities and strategic alternatives,” continued Dury. “Dale further strengthens our board bringing with him a wealth of leadership experience, relevant software and PC knowledge, and strategic thinking.”

Fuller currently serves as the interim chief executive officer and president of McAfee, Inc. He joined the McAfee Board in January 2006 and assumed his current role in October, 2006. Previously, Fuller served for more than six years as chief executive officer and president of Borland Software Corporation. Mr. Fuller also held the position of CEO for WhoWhere? Inc., an internet company that was purchased by Lycos in 1998. Additionally, he has served as general manager and vice president of Apple Computer’s Powerbook division and as vice president and general manager of NEC’s portable computer division.

About Phoenix Technologies Ltd.

Phoenix Technologies, Ltd. is the global market leader in system firmware that provides the most secure foundation for today’s computing environments. The Company established industry leadership with its original BIOS product in 1979, and today has 149 technology patents, has shipped in over one billion systems, and continues to ship in over 125 million new systems each year. The company’s breakthrough solution, TrustedCore, is the only independent firmware that enables hardware vendors to bring secure devices to market with the latest advances in Microsoft operating systems. The PC industry’s top builders and specifiers trust Phoenix to pioneer open standards and deliver innovative solutions to help them accelerate time to market, differentiate products and increase profits. Phoenix is headquartered in Milpitas, California with offices worldwide. For more information, visit www.phoenix.com.

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Phoenix, Phoenix Technologies, and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other trademarks are the property of their respective owners.